Exhibit 10.7

March 23, 2015

Mr. Ron McCray

President and Chief Executive Officer

Career Education Corporation

231 N. Martingale Road

Schaumburg, IL 60173

Re: Agreement for the Provision of Interim Management Services

Dear Mr. McCray:

This letter, together with the attached Schedule(s) and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC, a Michigan limited liability company (“APS”), and Career Education Corporation (“CEC” or the “Company”) for the engagement of APS to provide interim management services to the Company.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s) and General Terms and Conditions.

The engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Company’s Chief Executive Officer

OBJECTIVE AND TASKS

Subject to APS’ internal approval from its Risk Management Committee, confirmation that the Company has a Directors and Officers Liability insurance policy in accordance with section 7 of the attached General Terms and Conditions regarding Directors and Officers Liability Insurance coverage, and a copy of the signed Board of Directors’ resolution (or similar document) as official confirmation of the appointment, APS will provide David A. Rawden to serve as the Company’s interim Chief Financial Officer (“CFO”), reporting to the Company’s President and Chief Executive Officer (“CEO”). While acting in such capacity, Mr. Rawden will comply with all of the Company’s policies applicable to executive officers of the Company, including but not limited to its Code of Business Conduct and ethics, Code of Conduct for Executive officers, Insider Trading Policy and Travel and Entertainment Policy. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, in addition to the normal duties of a CFO, Mr. Rawden will assist the Company to do the following:

2000 Town Center  |  Suite 2400  |  Southfield, MI  |  48075  |  248.358.4420  |  248.358.1969 fax  |  www.alixpartners.com

Mr. Ron McCray

March 23, 2015

•	Assist the Company with management of its financial, treasury and tax functions.

•	Assist the Company in conjunction with its external auditors and with the development, implementation and documentation of operational and internal accounting controls.

•	Assist in communication and oversight of these controls across the Company.

•	Cooperate to the extent reasonably necessary to allow the Company to continue to fulfill its obligations as a publicly traded company

•	Assist the Company in the refinement/enhancement/creation of timely and accurate operational and financial reporting.

•	Assist in developing and implementing cash management strategies, tactics and processes. Work with the Company’s Treasury Department and other professionals and coordinate the activities of the representatives of other constituencies in the cash management process.

•	Work directly with Company’s operations management to assess, recommend necessary modifications to, and support the implementation of current forecasting procedures, supplier relationships, systems, internal operations processes, and inventory purchasing decisions.

•	Assist the Company and its management in completing timely and accurate financial statements.

•	Assist management with the development of the Company’s business plan and forecast, and such other forecasts as may be required

•	Assist with such other matters as may be requested that fall within APS’ expertise and that are mutually agreeable.

STAFFING

Keith Gillespie will be the managing director responsible for the overall engagement. He will be assisted by a staff of consultants at various levels, who have a wide range of skills and abilities related to this type of assignment. In addition, APS has relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement.

APS anticipates initially using only Mr. Rawden for this engagement. We will periodically review the staffing levels to determine if additional staffing is required for this assignment. We will only use the necessary staff required to complete the requested or planned tasks and will not add staff to assist Mr. Rawden without first discussing it with the CEO and obtaining his consent.

Mr. Ron McCray

March 23, 2015

TIMING, FEES AND RETAINER

APS will commence this engagement on or about March 23, 2015 after receipt of a copy of the Agreement executed by the Company accompanied by the retainer, as set forth on Schedule 1 and confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Objective and Tasks section above.

The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.

*  *  *

If these terms meet with your approval, please sign and return the enclosed copy of the Agreement and wire transfer the amount to establish the Retainer.

We look forward to working with you.

Sincerely yours,

AP Services, LLC

/s/ Keith Gillespie

Keith Gillespie

Managing Director

Acknowledged and Agreed to:

CAREER EDUCATION CORPORATION

By:	/s/ Ronald D. McCray

Its:	Interim President and CEO

Dated:	3/23/15

SCHEDULE 1

FEES AND EXPENSES

1.	Fees:

We will charge a flat monthly rate of $130,000 for the services of David Rawden. If additional staffing is required we will charge fees based on the hours spent by APS personnel at APS’ hourly rates, which are:

Managing Director	$915 – 1,055
Director	$695 – 850
Vice President	$510 – 615
Associate	$350 – 455
Analyst	$305 – 335
Paraprofessional	$230 – 250

APS reviews and revises its billing rates on January 1 of each year.

2.	Success Fee:

APS does not seek a Success Fee in connection with this engagement.

3.	Expenses: In addition to the fees set forth in this Schedule, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and meals, and an administrative fee of 2% of the fees to cover all other indirect administrative costs. Any out of pocket expenses, including travel expenses will be in accordance with Career Education Corporation’s Vendor Travel and Expense Policy attached hereto. A budget for such travel related expenses shall be provided by APS for approval by the Company’s Chief Executive Officer. Expenses shall be reimbursed at APS’s actual out-of-pocket cost without mark-up.

4.	Break Fee: APS does not seek a Break Fee in connection with this engagement. However, notwithstanding the notice provision in Section 9 of the attached General Terms and Conditions, the Company agrees that it will provide no less than 30 days written notice to APS of its intent to terminate the engagement.

5.	Retainer: The Company shall pay APS a retainer of $150,000 to be applied against Fees and Expenses as set forth in this Schedule and in accordance with Section 2 of the attached General Terms and Conditions.

6.	Payment: APS will submit monthly invoices for services rendered and expenses incurred. All invoices shall be due and payable immediately upon receipt. No discount is provided for prompt payment, and none shall be taken, but interest on any invoices paid late shall accrue in accordance with section 2 of the General Terms and Conditions.

AP SERVICES, LLC

GENERAL TERMS AND CONDITIONS

These General Terms and Conditions (“Terms”) are incorporated into the Agreement to which these Terms are attached. In case of conflict between the wording in the letter and/or schedule(s) and these Terms, the wording of the letter and/or schedule(s) shall prevail.

Section 1. Company Responsibilities.

The Company will undertake responsibilities as set forth below:

1.	Provide reliable and accurate detailed information, materials, documentation and

2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.

APS’ delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.

Section 2. Billing, Retainer and Payments.

Billing. APS will submit monthly invoices for services rendered and expenses incurred. Unless explicitly stated in the invoice, all amounts invoiced are not contingent upon or in any way tied to the delivery of any reports or other work product in the future and are not contingent upon the outcome of any case or matter. APS’ fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company (other than taxes imposed on APS’ income generally).

Retainer. Upon execution of the Agreement, the Company shall promptly pay APS the agreed-upon advance retainer (“Retainer”). Invoices shall be offset against the Retainer. Payments of invoices will be used to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be applied against our final invoice or returned to the Company at the end of the engagement

Payments. All payments to be made to APS shall be due and payable upon receipt of invoice via wire transfer to APS’ bank account, as follows:

Receiving Bank:	Deutsche Bank
ABA #021-001-033
Receiving Account:	AP Services, LLC
A/C #004-62643
Currency:	USD

Section 3. Relationship of the Parties.

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business.

Of course, employees or consultants of APS will not be entitled to receive from the Company any vacation pay, sick leave, retirement, severance, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business. Nothing in this Agreement is intended to create, nor shall be deemed or construed to create an employment, fiduciary or agency relationship between APS and the Company or its Board of Directors.

Section 4. Confidentiality.

APS shall use reasonable efforts to keep confidential all non-public confidential or proprietary information obtained from the Company during the performance of its services hereunder (the “Information”), and neither APS nor its personnel will disclose any Information to any other person or entity. “Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS from making such disclosures of Information that APS reasonably believes is required by law or any regulatory requirement or authority, or to clear client conflicts. APS may make reasonable disclosures of Information to third parties in connection with the performance of APS’ obligations and assignments hereunder. In addition, APS will have the right to disclose to any person that it provided services to the Company or its affiliates and a general description of such services, but shall not provide any other information about its involvement with the Company. The obligations of APS under this Section 4 shall survive the end of any engagement between the parties for a period of two (2) years.

The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), and the terms of this Agreement, generated by APS in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with or without attribution to APS at any time in any manner or for any purpose without APS’ prior approval, except as required by law.

Section 5. Intellectual Property.

Upon the Company’s payment of all fees and expenses owed under this Agreement, all analyses, final reports, presentation materials, and other work product (other than

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any Engagement Tools, as defined below) that APS creates or develops specifically for the Company and delivers to the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information as defined above. APS may retain copies of the Work Product and any Information necessary to support the Work Product subject to its confidentiality obligations in this Agreement.

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, utilities and other intellectual property that APS has created, acquired or developed or will create, acquire or develop (collectively, “Engagement Tools”), are, and shall be, the sole and exclusive property of APS. The Company shall not acquire any interest in the Engagement Tools other than a limited non-transferable license to use the Engagement Tools to the extent they are contained in the Work Product. The Company acknowledges and agrees that any Engagement Tools provided to the Company are provided “as is” and without any warranty or condition of any kind, express, implied or otherwise, including, implied warranties of merchantability or fitness for a particular purpose.

Section 6. Framework of the Engagement.

The Company acknowledges that it is retaining APS solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.

Section 7. Indemnification and Other Matters.

The Company shall indemnify, hold harmless and defend APS and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “APS Parties”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of APS that is the subject of the Agreement. The Company shall pay damages and expenses, including reasonable legal fees and disbursements of counsel as incurred in advance. The APS Parties may, but are not required to, engage a single firm of separate counsel of their choice in connection with any of the matters to which these indemnification and advancement obligations relate.

If an APS Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse APS for any professional time and expenses (including reasonable external and internal legal costs) incurred to respond to the request, except in cases where an APS Party is a party to the proceeding or the subject of the investigation.

In addition to the above indemnification and advancement, APS employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification and advancement provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise.

The Company shall specifically include and cover employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”). Prior to APS accepting any officer position, the Company shall, at the request of APS, provide APS a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as APS may reasonably request evidencing the appointment and coverage of the indemnitees. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include APS employees and agents under the Company’s policy or does not have first dollar coverage acceptable to APS in effect for at least $10 million (e.g., there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), APS may, at its option, attempt to purchase a separate D&O insurance policy that will cover APS employees and agents only. The cost of the policy shall be invoiced to the Company as an out-of-pocket expense. If APS is unable or unwilling to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.

Notwithstanding anything to the contrary, the Company’s indemnification and advancement obligations in this Section 7 shall be primary to (and without allocation against) any similar indemnification and advancement obligations of APS, its affiliates and insurers to the indemnitees (which shall be secondary), and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to (and without allocation against) any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by APS or otherwise).

APS is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring such third-party product or service.

Section 8. Governing Law and Arbitration.

The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in

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Southfield, Michigan under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Notwithstanding the foregoing, APS may in its sole discretion proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement for any claim (and any subsequent counter claim) against the Company relating to either (i) the non-payment of fees or expenses due under this Agreement, or (ii) the non-performance of obligations under Section 7.

In any court proceeding arising out of this Agreement, the parties hereby waive any right to trial by jury.

Section 9. Termination and Survival.

The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the Agreement (for fixed fee engagements, fees will be pro rata based on the amount of time completed), including Success Fee and Break Fee in accordance with Schedule 1. Such payment obligation shall inure to the benefit of any successor or assignee of APS.

Additionally, unless the Agreement is terminated by the Company for Cause (as defined below) or due to circumstances described in the Success Fee provision in the Agreement, APS shall remain entitled to the Success Fee(s) that otherwise would be payable for the greater of 12 months from the date of termination or the period of time that has elapsed from the date of the Agreement to the date of termination. Cause shall mean:

(a) an APS employee acting on behalf of the Company is convicted of a felony, or

(b) it is determined in good faith by the Board of Directors of the Company after 30 days’ notice and opportunity to cure, that either (i) an APS employee is engaging in misconduct injurious to the Company, or (ii) an APS employee is breaching any of his or her material obligations under this Agreement, or (iii) an APS employee is willfully disobeying a lawful direction of the Board of Directors or senior management of the Company.

Sections 2, 4, 5, 7, 8, 9, 10, 11 and 12 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

Section 10. Non-Solicitation of Employees

The Company and APS each acknowledge and agree that each party has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of two years after the final invoice is rendered by APS with respect to this engagement (the “Restrictive Period”), (i) the Company and its affiliates agree not to directly or indirectly hire, contract with, or solicit the employment of any of APS’ Managing Directors, Directors, or other employees/ contractors that worked on this engagement, and (ii) APS and its affiliates agree not to directly or indirectly hire, contract with, or solicit the employment of any of the Company employees who they were introduced to in connection with this engagement. General solicitations, sourcing events or recruitment through newspaper advertisements, job boards, web sites and other similar channels not targeted at a party’s employees will not be deemed a solicitation in violation of this Section 10.

If during the Restrictive Period, the Company or its affiliates directly or indirectly hires or contracts with any of APS Managing Directors, Directors, or other employees/contractors who worked on the engagement in violation of the preceding paragraph, the Company will pay as liquidated damages and not as a penalty the sum total of the total annual compensation (inclusive of salary, bonuses and other cash compensation) paid to such person in the last calendar year. The Company acknowledges and agrees that liquidated damages in such amounts are (a) fair, reasonable and necessary under the circumstances to reimburse the other party for the costs of recruiting, hiring and training its employees as well as the lost profits and opportunity costs related to such personnel, and to protect the significant investment that APS has made in its Managing Directors, Directors, and other employees/ consultants; and (b) appropriate due to the difficulty of calculating the exact amount and value of that investment.

The Company and APS also acknowledge and agree that money damages alone may not be an adequate remedy for a breach of this provision, and each party agrees that the non-breaching party shall have the right to seek a restraining order and/or an injunction for any breach of this non-solicitation provision. If any provision of this section is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.

Section 11. Limit of Liability.

The APS Parties shall not be liable to the Company, or any party asserting claims on behalf of the Company, except for direct damages found in a final determination to be the direct result of the bad faith, self-dealing or intentional misconduct of APS. The APS Parties shall not be liable for incidental or consequential damages under any circumstances, even if it has been advised of the possibility of such damages. The APS Parties aggregate liability, whether in tort, contract, or otherwise, is limited to the amount of fees paid to APS for services on this engagement (the “Liability Cap”). The Liability Cap is the total limit of the APS Parties’ aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by APS pursuant to this Agreement. Any such claimants shall allocate any amounts payable by the APS Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the APS Parties pursuant to this Agreement exceed the Liability Cap.

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Section 12. General.

Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. This Agreement, including the letter, the Terms and the schedule(s), contains the entire understanding of the parties relating to the services to be rendered by APS and supersedes any other communications, agreements, understandings, representations, or estimates among the parties (relating to the subject matter hereof) with respect to such services, The Agreement, including the letter, the Terms and the schedule(s), may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties.

Joint and Several. If more than one party signs this Agreement, the liability of each party shall be joint and several.

Third-Party Beneficiaries. The indemnitees shall be third-party beneficiaries with respect to Section 7 hereof.

Data Protection. APS acknowledges and the Company agrees that in performing the services APS may from time to time be required to process certain personal data on behalf of the Company. In such cases APS may act as the Company’s data processor and APS shall endeavor to (a) act only on reasonable instructions from the Company within the scope of the services of this Agreement; (b) have in place appropriate technical and organizational security measures against unauthorized or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data; and (c) comply (to the extent applicable to it and/or the process) with relevant laws or regulations.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:

AP Services, LLC

2000 Town Center, Suite 2400

Southfield, MI 48075

Attention: General Counsel

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.

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